UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 12, 2009

THE FINOVA GROUP INC.

(Exact Name of Registrant Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-11011 (Commission File Number)	86-0695381 (I.R.S. Employer Identification No.)

8320 N. Hayden Road, Suite C112, Scottsdale Arizona (Address of Principal Executive Offices)	85258 (Zip Code)

(480) 624-4988

(Registrant's telephone number)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 8.01. Other Events.

Reference is made to the Form 10-Q for the quarter ended March 31, 2009, of The FINOVA Group Inc. (“FINOVA” or the “Company”) and the discussion therein of the Thaxton Life Partners, Inc. (“TLP”) arbitration action against the Company and FINOVA Capital (the “TLP Action”).

On May 12, 2009, the American Arbitration Association Arbitration Panel (the “Arbitration Panel”) issued a hearing scheduling order in the TLP Action establishing a briefing schedule, requiring that all written submissions be submitted by August 5, 2009, and providing for the hearing on the merits to be held on August 10, 2009, continuing for consecutive days through August 13, 2009, if necessary.

Previously, the Arbitration Panel had proposed hearing dates in early June 2009, which timing was acceptable to the Company. Based upon that information and upon advice of litigation counsel, the Company estimated its liquidation period to run through August 2009. However, plaintiffs objected to the June hearing dates, and on May 5, 2009, the Arbitration Panel agreed to consider an alternative schedule. Ultimately, the current schedule was agreed to by the parties and the hearing scheduling order was issued. The Arbitration Panel has indicated that it intends to decide the matter by mid-September 2009, although there can be no assurance as to the actual timing of the Arbitration Panel’s decision.

As previously disclosed, we cannot control the timing of the resolution of legal matters. We continue to wind up our affairs and believe that once our legal matters have been resolved, we will still need a short period of time to complete the final wind-up of our affairs.

In light of the hearing delay, FINOVA is in the process of re-evaluating its estimated liquidation period, which is now expected to continue into the fourth quarter of 2009. However, there can be no assurance that we will complete our liquidation in this time period, and the resolution of the various legal matters may extend for a longer period of time.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 15, 2009

THE FINOVA GROUP INC.

By:	/s/ Richard A. Ross
Richard A Ross Senior Vice President, Chief Financial Officer and Treasurer

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